CHANG LEE LLP
Chartered Accountants
2300-1055 Dunsmuir Street Vancouver, B.C, V7X 1J1 Tel: 604-685-8408 Fax: 604-685-8594 E-mail: info@changleellp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our following reports included in the filing of the Registration Statement Form S-1/A (Post-Effective Amendment No.1), dated October 19, 2011.

Report dated September 13, 2010, with respect to the balance sheet of Online Disruptive Technologies, Inc. as at December 31, 2009 and the related statements of operations and comprehensive loss, stockholders' deficiency and cash flows for the period from November 16, 2009 (date of inception) to December 31, 2009.

Report dated March 7, 2011, with respect to the consolidated balance sheets of Online Disruptive Technologies, Inc. as at December 31, 2010 and December 31, 2009 and the related consolidated statements of operations and comprehensive loss, stockholders’ deficiency and cash flows for the year ended December 31, 2010, for the period from November 16, 2009 (date of inception) to December 31, 2009 and for the period cumulative from November 16, 2009 (date of inception) to December 31, 2010.

Report dated September 13, 2010, with respect to the balance sheet of Relationshipscoreboard.com Entertainment, Inc. as at December 31, 2009 and the related statements of operations and comprehensive loss, stockholders' deficiency and cash flows for the for the period from November 16, 2009 (date of inception) to December 31, 2009.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

Vancouver, British Columbia, Canada
October 19, 2011	Chartered Accountants